Exhibit 99.1

Ambarella, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

Contact:

Louis Gerhardy

408.636.2310

lgerhardy@ambarella.com

SANTA CLARA, CALIF.— March 2, 2021—Ambarella, Inc. (Nasdaq: AMBA), an AI vision silicon company, today announced financial results for its fourth quarter of fiscal year 2021 ending January 31, 2021.

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Revenue for the fourth quarter of fiscal 2021 was $62.1 million, up 9% from $57.2 million in the same period in fiscal 2020. For the fiscal year ending January 31, 2021, revenue was $223.0 million, down 3% from $228.7 million for the fiscal year ending January 31, 2020.

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Gross margin under U.S. generally accepted accounting principles (GAAP) for the fourth quarter of fiscal 2021 was 60.8%, compared with 58.2% for the same period in fiscal 2020. For the fiscal year ending January 31, 2021, GAAP gross margin was 60.8%, compared with 58.0% for the fiscal year ending January 31, 2020.

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GAAP net loss for the fourth quarter of fiscal 2021 was $12.5 million, or loss per diluted ordinary share of $0.35, compared with a GAAP net loss of $13.0 million, or loss per diluted ordinary share of $0.39, for the same period in fiscal 2020. GAAP net loss for the fiscal year ending January 31, 2021 was $59.8 million, or loss per diluted ordinary share of $1.72. This compares with GAAP net loss of $44.8 million, or loss per diluted ordinary share of $1.35, for the fiscal year ending January 31, 2020.

Financial results on a non-GAAP basis for the fourth quarter of fiscal 2021 are as follows:

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Gross margin on a non-GAAP basis for the fourth quarter of fiscal 2021 was 61.4%, compared with 58.7% for the same period in fiscal 2020. For the fiscal year ending January 31, 2021, non-GAAP gross margin was 61.4%, compared with 58.5% for the fiscal year ending January 31, 2020.

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Non-GAAP net income for the fourth quarter of fiscal 2021 was $5.1 million, or earnings per diluted ordinary share of $0.14. This compares with non-GAAP net income of $4.9 million, or earnings per diluted ordinary share of $0.14, for the same period in fiscal 2020. Non-GAAP net income for the fiscal year ending January 31, 2021 was $11.9 million, or earnings per diluted ordinary share of $0.33. This compares with non-GAAP net income of $23.7 million, or earnings per diluted ordinary share of $0.69, for the fiscal year ending January 31, 2020.

Based on information available as of today, Ambarella is offering the following guidance for the first quarter of fiscal year 2022, ending April 30, 2021:

•	Revenue is expected to be between $67.0 million and $70.0 million

•	Gross margin on a non-GAAP basis is expected to be between 59.5% and 61.5%

•	Non-GAAP operating expenses are expected to be between $34.0 million and $36.0 million

Ambarella reports gross margin, net income (loss) and earnings (losses) per share in accordance with GAAP and, additionally, on a non-GAAP basis. Non-GAAP financial information excludes the impact of stock-based compensation adjusted for the associated tax impact, which includes the effect of any benefits or shortfalls recognized. A reconciliation of the GAAP to non-GAAP gross margin, net income (loss) and earnings (losses) per share for the periods presented, as well as a description of the items excluded from the non-GAAP calculations, is included in the financial statements portion of this press release.

Total cash, cash equivalents and marketable securities on hand at the end of the fourth quarter of fiscal 2021 was $440.7 million, compared with $404.7 million at the end of the same quarter a year ago.

“Demand for our AI vision silicon products accelerated in FY21 with more than 175 unique customers purchasing engineering parts and/or development systems, including more than 40 who reached production volumes. Cumulatively, we expect to have shipped more than 2 million computer vision SoCs by the end of Q1, with more than 300,000 CV SoCs shipped into the automotive market,” said Fermi Wang, President and CEO. “In FY22 we intend to continue to build on our AI vision momentum, driving CV to at least 25% of revenue, while maintaining a high level of execution in the face of the ongoing public health, geopolitical and supply-chain challenges.”

Stock Repurchase

In the fourth quarter of fiscal year 2021, the company did not repurchase shares. During fiscal year 2021, the company repurchased 25,719 shares for total consideration of approximately $1.0 million. During the second quarter of fiscal year 2021, Ambarella’s Board of Directors approved an extension of the prior $50.0 million repurchase program for an additional twelve months ending June 30, 2021. As of today, there are approximately $49.0 million available for repurchases under the program. The repurchase program does not obligate the company to acquire any particular amount of ordinary shares, and it may be suspended at any time at the company’s discretion.

Quarterly Conference Call

Ambarella plans to hold a conference call at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time today with Fermi Wang, President and Chief Executive Officer, and Casey Eichler, Chief Financial Officer, to discuss the fourth quarter and fiscal year 2021 results. The call can be accessed by dialing 877-304-8963 in the USA; international callers should dial 760-666-4834. Please dial in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Ambarella’s website at http://www.ambarella.com/ for up to 30 days after the call.

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving, and robotic applications. Ambarella’s low-power System- on-Chips (SoCs) offer high-resolution video compression, advanced image processing, and powerful deep neural network processing to enable intelligent cameras to extract valuable data from high-resolution video streams. For more information, please visit www.ambarella.com

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are not historical facts and often can be identified by terms such as “outlook,” “projected,” “intends,” “will,” “estimates,” “anticipates,” “expects,” “believes,” “could,” or similar expressions, including the guidance for the first quarter of fiscal year 2022 ending April 30, 2021, and the comments of our CEO relating to the Company’s ability to generate revenue from its computer vision, or CV, products, the Company’s expectations of future volumes of CV product shipments, including shipments into the automotive market, the percentage of total revenue that may be derived from CV products, and the Company’s ability to maintain its level of execution. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.

The risks and uncertainties referred to above include, but are not limited to, risks associated with revenue being generated from new customers or design wins, neither of which is assured; the commercial success of our customers’ products; risks associated with the COVID-19 virus and its impact on the global economy or any of our operations or the operations of our customers; risks associated with the semiconductor supply chain, including the ability of our suppliers to meet our demand; our growth strategy; global economic and political conditions, including possible trade tariffs, trade restrictions and export controls that impact our products, our customers or our customers’ products; our ability to anticipate future market demands and future needs of our customers; our ability to introduce new and enhanced solutions; our ability to develop, and to generate revenue from, new advanced technologies, such as computer vision functionality; our ability to retain and expand customer relationships and to achieve design wins; the expansion of our current markets and our ability to successfully enter new markets, such as the OEM automotive and robotics markets; anticipated trends and challenges, including competition, in the markets in which we operate; our ability to effectively manage growth; our ability to retain key employees; and the potential for intellectual property disputes or other litigation.

Further information on these and other factors that could affect our financial results is included in the company’s Annual Report on Form 10-K for our 2020 fiscal year, which is on file with the Securities and Exchange Commission. Additional information is also set forth in the company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings the company makes with the Securities and Exchange Commission from time to time, copies of which may be obtained by visiting the Investor Relations portion of our web site at www.ambarella.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. The results we report in our Annual Report on Form 10-K for the fiscal year ending January 31, 2021 could differ from the preliminary results announced in this press release.

Ambarella assumes no obligation and does not intend to update the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

The company has provided in this release non-GAAP financial information, including non-GAAP gross margin, net income, and earnings per share, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing the company’s financial results to assess operational performance and liquidity. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods. Further, the company believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics that the company uses in making operating decisions and because the company believes that investors and analysts use them to help assess the health of its business and for comparison to other companies. Non-GAAP results are presented for supplemental informational purposes only for understanding the company’s operating results. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

With respect to its financial results for the fourth quarter of fiscal year 2021, the company has provided below reconciliations of its non-GAAP financial measures to its most directly comparable GAAP financial measures. With respect to the company’s expectations for the first quarter of fiscal year 2022, a reconciliation of non-GAAP gross margin and non-GAAP operating expenses guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to the charges excluded from these non-GAAP measures. We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

AMBARELLA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020
Revenue	$62,142	$57,212	$222,990	$228,732
Cost of revenue	24,339	23,896	87,417	96,023

Gross profit	37,803	33,316	135,573	132,709

Operating expenses:
Research and development	37,184	33,807	140,759	129,724
Selling, general and administrative	14,632	13,341	55,980	52,634

Total operating expenses	51,816	47,148	196,739	182,358
Loss from operations	(14,013)	(13,832)	(61,166)	(49,649)
Other income, net	632	1,713	3,863	8,021

Loss before income taxes	(13,381)	(12,119)	(57,303)	(41,628)
Provision (benefit) for income taxes	(892)	862	2,483	3,164

Net loss	$(12,489)	$(12,981)	$(59,786)	$(44,792)

Net loss per share attributable to ordinary shareholders:
Basic	$(0.35)	$(0.39)	$(1.72)	$(1.35)

Diluted	$(0.35)	$(0.39)	$(1.72)	$(1.35)

Weighted-average shares used to compute net loss per share attributable to ordinary shareholders:
Basic	35,338,351	33,677,059	34,679,717	33,083,562

Diluted	35,338,351	33,677,059	34,679,717	33,083,562

The following table presents details of stock-based compensation expense included in each functional line item in the consolidated statements of operations above:

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020
		(unaudited, in thousands)
Stock-based compensation:
Cost of revenue	$347	$262	$1,328	$1,184
Research and development	11,501	10,536	42,903	41,842
Selling, general and administrative	6,879	6,105	25,903	23,845

Total stock-based compensation	$18,727	$16,903	$70,134	$66,871

The difference between GAAP and non-GAAP gross margin was 0.6% and 0.5%, or $0.347 million and $0.262 million, for the three months ending January 31, 2021 and 2020, respectively. The difference between GAAP and non-GAAP gross margin was 0.6% and 0.5%, or $1.3 million and $1.2 million, for the fiscal years ending January 31, 2021 and 2020, respectively. The differences were due to the effect of stock-based compensation.

AMBARELLA, INC.

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS (LOSSES) PER SHARE

(in thousands, except share and per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020
	(unaudited)
GAAP net loss	$(12,489)	$(12,981)	$(59,786)	$(44,792)
Non-GAAP adjustments:
Stock-based compensation expense	18,727	16,903	70,134	66,871
Income tax effect	(1,092)	942	1,513	1,576

Non-GAAP net income	$5,146	$4,864	$11,861	$23,655

GAAP - diluted weighted average shares	35,338,351	33,677,059	34,679,717	33,083,562
Non-GAAP - diluted weighted average shares	37,569,396	35,094,270	35,994,296	34,313,148
GAAP - diluted net loss per share	$(0.35)	$(0.39)	$(1.72)	$(1.35)
Non-GAAP adjustments:
Stock-based compensation expense	0.53	0.50	2.02	2.02
Income tax effect	(0.03)	0.03	0.04	0.05
Effect of Non-GAAP - diluted weighted average shares	(0.01)	—	(0.01)	(0.03)
Non-GAAP - diluted net income per share	$0.14	$0.14	$0.33	$0.69

AMBARELLA, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	January 31, 2021	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$241,274	$231,403
Marketable debt securities	199,434	173,345
Accounts receivable, net	24,974	18,487
Inventories	26,081	22,971
Restricted cash	10	9
Prepaid expenses and other current assets	5,531	4,975

Total current assets	497,304	451,190
Property and equipment, net	5,530	5,614
Deferred tax assets, non-current	10,914	10,400
Intangible assets, net	18,703	17,826
Operating lease right-of-use assets, net	9,659	9,935
Goodwill	26,601	26,601
Other non-current assets	4,569	5,710

Total assets	$573,280	$527,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	21,124	14,910
Accrued and other current liabilities	48,126	34,970
Operating lease liabilities, current	2,911	2,181
Income taxes payable	962	691
Deferred revenue, current	844	701

Total current liabilities	73,967	53,453
Operating lease liabilities, non-current	7,525	7,975
Other long-term liabilities	16,812	17,776

Total liabilities	98,304	79,204

Shareholders’ equity:
Preference shares	—	—
Ordinary shares	16	15
Additional paid-in capital	347,458	261,220
Accumulated other comprehensive income	1,219	768
Retained earnings	126,283	186,069

Total shareholders’ equity	474,976	448,072

Total liabilities and shareholders’ equity	$573,280	$527,276